Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Marcel Martin
Chief Financial Officer and Vice President of Finance
Haynes International, Inc.
765-456-6129

HAYNES INTERNATIONAL, INC. REPORTS

FOURTH QUARTER AND FISCAL 2009 FINANCIAL RESULTS;

ANNOUNCES THE INITIATION OF A QUARTERLY DIVIDEND AND OUTLINES STRATEGIC CAPITAL PLAN

•                  Net revenues of $85.6 million and net loss of $(3.0) million, or $(0.25) per diluted share, for the three months ended September 30, 2009, compared to net revenues of $160.8 million and net income of $16.3 million, or $1.35 per diluted share, for the same period of fiscal 2008.

•                  Net revenues of $438.6 million and net loss of $(52.3) million, or $(4.36) per diluted share for fiscal 2009, compared to net revenues of $637.0 million and net income of $62.8 million, or $5.22 per diluted share, for fiscal 2008.  Net loss of $(9.5) million, or $(0.78) per diluted share, for fiscal 2009 after excluding a non-cash charge for goodwill impairment.

•                  Board of Directors initiates regular quarterly cash dividend of $0.20 per outstanding share of the Company’s common stock payable to stockholders of record at the close of business on December 3, 2009.

•                  Company plans to spend approximately $65.0 million over the next five years on strategic capital initiatives, which focus on capital efficiency and improved return on investment.

KOKOMO, IN, November 23, 2009 — Haynes International, Inc. (NASDAQ GM: HAYN) a leading developer, manufacturer and marketer of technologically advanced high performance alloys, today reported financial results for the fiscal fourth quarter and twelve months ended September 30, 2009.  In addition, the Company announced that its Board of Directors has authorized the initiation of a quarterly cash dividend of $0.20 per outstanding share and approved management’s plans for strategic capital initiatives over the next five years.

“During the past year, the Company experienced a significant decline in revenues versus the prior year, which was partially offset by our pro-active efforts to reduce our cost structure.  In addition, we made significant progress in improving our operating performance, which should enhance financial results when the global economy improves.  We reduced inventory balances by $122.1 million over the past year, which contributed to a cash balance at year-end of $105.1 million with no outstanding borrowings under our revolving credit facility,” said Mark Comerford, President and Chief Executive Officer.

“The Company also is undertaking new strategic initiatives aimed at continued enhancement of our performance, including consolidation of service center operations and new equipment upgrades,” said Mr. Comerford.  “Equally as important, the Board has authorized the Company to initiate payment of  a quarterly cash dividend that provides a direct return to shareholders.  Despite short-term challenges we will continue to face in fiscal 2010, we expect our long-term earnings and cash flow capabilities of our business to support this dividend over time.”

Fiscal 2009 Results

Net Revenues. Net revenues were $438.6 million in fiscal 2009, a decrease of 31.1% from $637.0 million in fiscal 2008.  Volume was 18.5 million pounds in fiscal 2009, a decrease of 20.6% from 23.3 million pounds in fiscal 2008.  The average selling price per pound was $23.73 per pound in fiscal 2009, a decrease of 13.3% from $27.37 per pound in fiscal 2008.  Increased competition and the global economic recession unfavorably impacted both average selling price and volume in fiscal 2009 in all markets.  Commodity prices also declined due to the weak economic environment, which has contributed to the reduction in average selling prices.  The Company’s consolidated backlog was $106.7 million at September 30, 2009, a decrease of 53.4% from $229.2 million at September 30, 2008.  This reduction reflects the combination of a 40.0% decrease in pounds and a 22.4% decrease in average selling price resulting from the economic recession, the competitive environment and lower raw material costs.

Cost of Sales. Cost of sales was $416.1 million or 94.9% of net revenues in fiscal 2009, compared to $492.3 million, or 77.3% of net revenues, in fiscal 2008. Cost of sales in fiscal 2009 decreased by $76.2 million as compared to fiscal 2008 due to lower volume, and spending and workforce reductions.  However, cost of sales per pound increased due to higher raw material costs from inventory and reduced absorption of fixed manufacturing costs caused by lower production volumes.  Higher per pound cost and increased competition combined with weaker demand (which lowered net revenue and average selling prices), resulted in an increase in cost of sales as a higher percentage of net revenues as compared to the same period of fiscal 2008.  In addition, cost of sales in fiscal 2008 was decreased by $3.7 million, or 0.6% of net revenues, as a result of a pension curtailment recorded due to an amendment to freeze further pension benefit accruals for non-union employees in the U.S.

Selling, General and Administrative Expense. Selling, general and administrative expense was $36.2 million, a decrease of $6.1 million from $42.3 million in fiscal 2008 due primarily to: (i) lower business activity causing commissions and sales expenses to decline, and (ii) significant workforce reductions in the second and fourth quarters of fiscal 2009.  Selling, general and administrative expenses as a percentage of net revenues increased to 8.3% for fiscal 2009 compared to 6.6% for fiscal 2008 due primarily to reduced revenues.

Research and Technical Expense. Research and technical expense was $3.1 million, or 0.7% of revenue, a decrease of $0.3 million from $3.4 million, or 0.5% of net revenues, in fiscal 2008 due to the reduction in workforce during the second and fourth quarters of fiscal 2009.

Impairment of Goodwill.  An impairment charge of $43.7 million was recorded in the second quarter of fiscal 2009 due to weakening of the U.S. economy and the global credit crisis resulting in a reduction of the Company’s market capitalization below its total shareholder’s equity value for a sustained period of time.

Operating Income (Loss). As a result of the above factors, operating loss in fiscal 2009 was $(60.6) million compared to operating income of $98.9 million in fiscal 2008.

Interest Expense. Interest expense was $0.6 million in fiscal 2009, a decrease of $0.6 million from $1.2 million in fiscal 2008. The decrease is attributable to a lower average debt balance during fiscal 2009 (zero revolver at September 30, 2009).  Interest expense includes the amortization of debt issuance costs associated with the Company’s credit facility which was renewed in fiscal 2009.

Income Taxes. Income taxes were a benefit of $8.8 million in fiscal 2009, a decrease of $43.9 million from an expense of $35.1 million in fiscal 2008, due to a pretax loss.  The effective tax rate for fiscal 2009 was a benefit of 14.4% compared to an expense of 35.9% in fiscal 2008.  The decrease in effective tax rate is primarily attributable to (i) the impairment of non-deductible goodwill, (ii) a change in the reinvestment policy of a foreign entity and (iii) change in the state apportionment factor which lowered the blended state tax rate resulting in an unfavorable reduction of our deferred tax asset.

Net Income (Loss). As a result of the above factors, net loss in fiscal 2009 was $(52.3) million, a decrease of $115.1 million from net income of $62.8 million in fiscal 2008.

Capital Spending

Capital spending in fiscal 2009 was $9.3 million, compared to an original target of approximately $15.1 million.  The Company evaluated planned spending, postponing certain projects and spending until such time as financial conditions improved.  In light of the significant capital expenditures in recent years to upgrade operations, increase capacity and reduce unplanned downtime, management does not believe that the postponement of any capital spending in fiscal 2009 will have a material unfavorable impact on operations in the short or long term.

The Company has also announced plans to spend approximately $65.0 million over the next five years on new strategic initiatives which focus on improving the capability of the Company’s production assets.  The Company is finalizing plans to spend approximately $10.0 million over the course of fiscal 2010 and 2011 to restructure, consolidate and enhance capabilities at its service center operations to improve the return on assets of service center operations.  Additionally, the Company plans to spend $30.0 million (or $6.0 million per year) on upgrades to its four-high Steckel rolling mill and supporting equipment, and the remaining $25.0 million (or $5.0 per year) will be spent on other equipment purchases and upgrades.  These projects are expected to improve quality, reduce operating costs, improve delivery performance and decrease cycle time.  The Company anticipates that it will continue to spend approximately $4.0 million per year on routine capital maintenance projects.  This will approximate capital spending of $85.0 million over the next five years.

In fiscal 2010 capital spending is targeted at approximately $15.0 million, with the focus on recurring equipment requirements of approximately $9.0 million and approximately $6.0 million on the upgrade of the four-high Steckel rolling mill.  The $10.0 million service center restructuring is still in the planning phases and it is not known at this time what portion will be spent in fiscal 2010.  Management does not anticipate prolonged equipment outages as a result of upgrades in fiscal 2010.

Liquidity

During fiscal 2009, the Company’s primary source of cash was from operations.  Additional sources of cash included (i) borrowings under its U.S. revolving credit facility with a group of lenders led by Wachovia Capital Finance Corporation (Central), and (ii) the exercise of an additional 65,156 stock options in fiscal 2009.  At September 30, 2009, the Company had cash and cash equivalents of approximately $105.1 million compared to cash and cash equivalents of approximately $7.1 million at September 30, 2008.

Net cash provided by operating activities was $120.0 million in fiscal 2009, as compared to cash provided by operating activities of $41.3 million in fiscal 2008.  The strong cash generation was the result of improved working capital management with the focus on reducing inventory and collecting accounts receivable. At September 30, 2009, inventory balances (net of foreign currency adjustments) were approximately $121.0 million lower than at September 30, 2008.  This reduction in inventory was a result of lower sales, lower raw material costs and a focus on shortened production lead-times made possible by the equipment upgrades and more effective stocking strategies at service centers.  Cash generated from a reduction of accounts receivable was $50.9 million in fiscal 2009 as compared to $5.1 million for fiscal 2008 as a result of lower sales and focusing on improving days sales outstanding.  Pension and postretirement benefits was a use of cash of $13.9 million.  Net cash used in investing activities was $9.2 million in fiscal 2009, as a result of the lower level of capital expenditure spending. As a result of the above, borrowings on the revolving credit facility decreased by $11.8 million to a zero balance on the revolver and the cash balance increased to $105.1 million at September 30, 2009.

The Company’s sources of cash for fiscal 2010 are expected to consist primarily of cash generated from operations (including $24.3 million anticipated from income tax refunds), cash on hand, and borrowings under the U.S. revolving credit facility.  The U.S. revolving credit facility provides borrowings in a maximum amount of $120.0 million, subject to a borrowing base formula and certain reserves.

The Company’s primary uses of cash over the next twelve months are expected to consist of expenditures related to:

•                  Funding operations;

•                  Capital spending to improve reliability and performance of the equipment;

•                  Pension plan funding; and

•                  Dividends to stockholders.

Dividend Declared

Today the Company also announced that the Board of Directors has initiated a regular quarterly cash dividend of $0.20 per outstanding share of the Company’s common stock.  The dividend is payable December 15, 2009 to stockholders of record at the close of business on December 3, 2009.  The dividend cash pay-out based on current shares outstanding will be approximately $2.4 million per quarter, or approximately $9.6 million on an annualized basis.

Outlook

As a result of continued low demand and the challenging economy, the Company expects that revenues, for at least the first two quarters of fiscal 2010, will be below the revenue of the fourth quarter of fiscal 2009. Management believes that the Company’s performance through the first two quarters of fiscal 2010 will range from break-even to small losses in each quarter.  It is expected that the weakest results will occur in the first quarter of fiscal 2010, because typically this quarter is impacted by fewer ship days and extended customer shutdowns. Management expects results for fiscal 2010 to be negatively impacted by continued reduced absorption of fixed manufacturing cost, which inflates cost of goods sold per pound, and the competitive environment, which puts downward pressure on prices. However, a portion of this reduced absorption is expected to be offset by lower spending from the cost saving initiatives undertaken in fiscal 2009.

The Company continues to adjust production schedules, reduce costs and manage cash flow, while still moving forward with initiatives that are important to its long-term success. The Company also reduced inventories substantially in fiscal 2009 and intends to hold inventory levels stable through fiscal 2010.  As a result of recent equipment upgrades, service center value-added capabilities and its favorable liquidity position, the Company believes it is well-positioned to deal with the challenges of the downturn and ultimately manage the upturn more effectively than in prior periods.

Earnings Conference Call

The Company will host a conference call on Tuesday, November 24, 2009 to discuss its results for the fiscal year ended September 30, 2009.  Mark Comerford, President and Chief Executive Officer, and Marcel Martin, Chief Financial Officer and Vice President of Finance, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Tuesday, November 24, 2009	Dial-In Numbers:	877-407-8033 (Domestic)
Time:	9:00 a.m. Eastern Time		201-689-8033 (International)
8:00a.m. Central Time
7:00 a.m. Mountain Time
6:00 a.m. Pacific Time

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a replay will be available from Tuesday, November 24th at 11:00 a.m. ET, through 11:59 p.m. ET on Tuesday, December 8, 2009. To listen to the replay, please dial:

Domestic:	877-660-6853
International:	201-612-7415
Replay Access:	Account: 286	Conference: 336711

A replay of the Webcast will also be available at www.haynesintl.com until December 22, 2009.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, land-based gas turbine and chemical processing industries.

Regulation G Disclosure

This press release and the financial statements included in this release include non-GAAP financial measures. The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation contained in the attached financial statements, provides meaningful information and therefore we use it to supplement our GAAP guidance. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations and to provide an additional measure of performance.

The Company recorded a non-cash goodwill impairment charge in the second quarter of 2009. This type of charge has not occurred frequently and the Company believes that excluding this charge will provide investors with a basis to compare the Company’s core operating results in different periods without this variability.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact, including statements regarding industry prospects and future results of operations or financial position, made in this press release are forward-looking.  In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s outlook for fiscal year 2010 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, and capital expenditures.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties, some of which are discussed in Item 1A. of Part 1 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009, may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

It is not possible to anticipate and list all risks and uncertainties that may affect the future operations or financial performance of the Company; however, they include, but are not limited to, the following:

•                  Any significant decrease in customer demand for our products or in demand for customers’ products;

•                  Economic and market risks associated with foreign operations and U.S. and world economic and political conditions;

•                  Rapid increases in the cost of nickel, energy and other raw materials;

•                  Our dependence on production levels at our Kokomo facility and our ability to make capital improvements at that facility;

•                  Our ability to continue to develop new commercially viable applications and products;

•                  Our ability to recruit and retain key employees;

•                  Our ability to comply, and the cost of compliance, with applicable environmental laws and regulations; and

•                  Commercialization of new production capacity.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	September 30,	September 30,
	2008	2009
Net revenues	$637,006	$438,633
Cost of sales	492,349	416,150
Gross profit	144,657	22,483
Selling, general and administrative expense	42,277	36,207
Research and technical expense	3,441	3,120
Impairment of goodwill	—	43,737
Operating income (loss)	98,939	(60,581)
Interest income	(188)	(138)
Interest expense	1,213	647
Income (loss) before income taxes	97,914	(61,090)
Provision for (benefit from) income taxes	35,136	(8,768)
Net income (loss)	$62,778	$(52,322)
Net income (loss) per share:
Basic	$5.27	$(4.36)
Diluted	$5.22	$(4.36)
Weighted average shares outstanding:
Basic	11,903,289	12,004,498
Diluted	12,026,440	12,004,498
Reconciliation of non-GAAP net income:
Net income (loss) excluding non-cash charge for goodwill impairment	$62,778	$(9,453)
Charge for goodwill impairment	—	(43,737)
Goodwill tax benefit	—	868
Net income (loss) as reported	$62,778	$(52,322)
Reconciliation of non-GAAP EPS:
Earnings per share excluding non-cash charge for goodwill impairment	$5.22	$(0.78)
Charge per share for goodwill impairment	—	(3.65)
Goodwill tax benefit	—	0.07
Income (loss) per diluted share as reported	$5.22	$(4.36)

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	September 30, 2008	September 30, 2009
ASSETS
Current assets:
Cash and cash equivalents	$7,058	$105,095
Restricted cash—current portion	110	110
Accounts receivable, less allowance for doubtful accounts of $1,354 and $1,310 respectively	99,295	47,473
Inventories	304,915	182,771
Income taxes receivable	—	24,348
Deferred income taxes	9,399	9,035
Other current assets	2,573	645
Total current assets	423,350	369,477
Property, plant and equipment, net	107,302	105,820
Deferred income taxes—long term portion	32,310	58,843
Prepayments and deferred charges	2,741	2,670
Restricted cash—long term portion	220	110
Goodwill	43,737	—
Other intangible assets, net	7,907	7,230
Total assets	$617,567	$544,150
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$41,939	$29,249
Accrued expenses	12,729	10,312
Income taxes payable	7,482	—
Accrued pension and postretirement benefits	15,016	20,215
Revolving credit facilities	11,812	—
Deferred revenue – current portion	2,500	2,500
Current maturities of long-term obligations	1,515	110
Total current liabilities	92,993	62,386
Long-term obligations (less current portion)	1,582	1,482
Deferred revenue (less current portion)	42,830	40,329
Non-current income taxes payable	276	292
Accrued pension and postretirement benefits	100,343	160,862
Total liabilities	238,024	265,351
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 11,984,623 and 12,101,829 shares issued and outstanding at September 30, 2008 and September 30, 2009, respectively)	12	12
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	225,821	227,734
Accumulated earnings	155,831	103,509
Accumulated other comprehensive loss	(2,121)	(52,456)
Total stockholders’ equity	379,543	278,799
Total liabilities and stockholders’ equity	$617,567	$544,150

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Year Ended September 30,	Year Ended September 30,
Cash flows from operating activities:	2008	2009
Net income (loss)	$62,778	$(52,322)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,934	10,450
Amortization	1,119	993
Impairment of goodwill	—	43,737
Stock compensation expense	1,650	1,309
Excess tax benefit from option exercises	(3,187)	21
Deferred revenue	—	—
Deferred revenue – portion recognized	(2,499)	(2,501)
Deferred income taxes	(7,511)	3,887
Pension curtailment gain	(3,659)	—
Loss on disposition of property	321	169
Change in assets and liabilities
Accounts receivable	5,121	50,901
Inventories	(21,569)	120,980
Other assets	28	2,035
Accounts payable and accrued expenses	(4,021)	(14,234)
Income taxes	12,604	(31,553)
Accrued pension and postretirement benefits	(8,826)	(13,890)
Net cash provided by operating activities	41,283	119,982
Cash flows from investing activities:
Additions to property, plant and equipment	(18,685)	(9,303)
Asian distribution expansion and acquisition	(3,000)	—
Change in restricted cash	110	110
Net cash used in investing activities	(21,575)	(9,193)
Cash flows from financing activities:
Net decrease in revolving credit facility	(23,737)	(11,812)
Proceeds from equity offering, net	—	—
Proceeds from exercise of stock options	2,480	976
Excess tax benefit from option exercises	3,187	(21)
Payment for debt issuance cost	—	(316)
Changes in long-term obligations	(135)	(1,505)
Net cash provided by (used in) financing activities	(18,205)	(12,678)
Effect of exchange rates on cash	(162)	(74)
Increase (decrease) in cash and cash equivalents:	1,341	98,037
Cash and cash equivalents:
Beginning of period	5,717	7,058
End of period	$7,058	$105,095

Schedule 4

Quarterly Data

The unaudited quarterly results of operations of the Company for the years ended September 30, 2009 and 2008 are as follows:

	2009
	Quarter Ended
	December 31	March 31		June 30	September 30
Net revenues	$134,304	$120,413		$98,325	$85,591
Gross profit (loss)	18,750	6,997		(8,168)	4,904
Net income (loss)	4,524	(42,889	)(2)	(10,944)	(3,013)
Net income (loss) per share:
Basic	$0.38	$(3.58)		$(0.91)	$(0.25)
Diluted	$0.38	$(3.58)		$(0.91)	$(0.25)

	2008
	Quarter Ended
	December 31		March 31	June 30	September 30
Net revenues	$146,077		$163,771	$166,340	$160,818
Gross profit	34,205		35,920	40,117	34,415
Net income	13,843	(1)	15,063	17,564	16,308
Net income per share:
Basic	$1.17		$1.27	$1.47	$1.36
Diluted	$1.16		$1.25	$1.46	$1.35

(1)               Increased by $2.2 million due to freezing the benefit accruals for all non-union employees in the U.S. pension plan.

(2)               Decreased by $42,869 due to goodwill impairment charge